Exhibit 99.1

Sientra® Reports Third Quarter 2015 Financial Results

Highlights

•               Third quarter total sales of $9.9 million, which includes an additional $3.0 million allowance for product returns

•               Total sales for the first nine months of 2015 of $36.6 million, which includes an additional $3.0 million allowance for product returns

•               Follow-on offering completed raising net proceeds of $61.4 million

•               Cash and cash equivalents of $148.9 million as of September 30, 2015

Santa Barbara, CA – November 16, 2015 – Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced its financial results for the third quarter and nine months ended September 30, 2015.

Jeffrey Nugent, Chairman and Chief Executive Officer of Sientra, said, “Our strong third quarter sales results included an additional $3.0 million allowance for product returns, which was necessitated by our voluntary action to temporarily put on hold the selling of our Silimed-manufactured products.”

Mr. Nugent continued, “I want to emphasize that our total focus is on providing surgeons and patients with Sientra’s high-quality breast implants as soon as possible. In the near term, we are working towards completing our comprehensive, independent review of the manufacturing matter with Silimed. We are also in continuous communication with the FDA and expect to provide our findings to the FDA by the end of calendar year 2015, with the goal of being able to resume the selling of our current inventory on hand.  We believe that our current inventory supply is approximately 12 months based on historical trends. Additionally, we are working with Silimed in regards to their evaluation of options to resume production, including the feasibility of manufacturing products in their building that was unaffected by the recent fire and the timing of such a plan.”

Mr. Nugent concluded, “Through all of this, we maintain a scarce and valuable FDA-approved PMA for our portfolio of differentiated gel breast implants in the United States, an established value proposition with plastic surgeons based on eight years of compelling clinical data, a healthy balance sheet, and an unwavering commitment to the plastic surgeon community, their patients, and all of our shareholders.”

Financial Review

Total sales for the quarter ended September 30, 2015 were $9.9 million, a decrease of 6.9% compared to total sales of $10.7 million for the same period in 2014. Total sales for the nine months ended September 30, 2015 were $36.6 million, an increase of 12.1% compared to total sales of $32.6 million for the same period in 2014. The third quarter and nine months ended September 30, 2015 included an additional $3.0 million allowance for product returns recorded as a result of the Company’s voluntary action to temporarily put on hold the sale and implanting of all Silimed-manufactured devices until further notice.

Gross profit for the third quarter of 2015 was $7.0 million, or 70.5% of sales, compared to gross profit of $7.8 million, or 73.5% of sales, for the same period in 2014. Gross profit for the nine months ended September 30, 2015 was $26.5 million, or 72.4% of sales, compared to gross profit of $24.3 million, or 74.6% of sales, for the same period in 2014. The decrease in gross margin for both periods was primarily due to an incremental $0.3 million reserve for inventory obsolescence recorded for product that is estimated to expire prior to being sold, and greater fixed overhead as a percentage of sales.

Operating expenses for the third quarter of 2015 were $12.6 million, an increase of $4.0 million or 46.3%, compared to operating expenses of $8.6 million for the same period in 2014. For the nine months ended September 30, 2015, operating expenses totaled $36.8 million, an increase of $9.1 million, or 33.0%, compared to operating expenses of $27.7 million for the same period in 2014. The increase is primarily due to an increase in sales representatives and general employee headcount, marketing programs, product development costs, and public company costs.

Net loss for the third quarter of 2015 was $6.6 million, compared to $1.5 million for the same period in 2014. For the nine months ended September 30, 2015, net loss was $13.0 million, compared to $2.6 million for the same period in 2014. The net loss for the periods was impacted by the additional allowance for product returns and interest expense for our term loans.

The Company had $148.9 million in net cash and cash equivalents as of September 30, 2015.

On September 23, 2015, Sientra raised total aggregate gross proceeds of $66.0 million in its follow-on public offering which resulted in net proceeds of approximately $61.4 million after deducting underwriting discounts and offering expenses.

Subsequently, on October 27, 2015, Oxford Finance LLC issued a notice to Sientra indicating that, in connection with the recent events involving Silimed and the Company, certain events of default had occurred and continued to exist under the Loan Agreement. On October 28, 2015, Sientra repaid all principal, interest, other amounts and obligations owed to Oxford under the term loans for a total of $24.5 million, following which the Company has no outstanding debt obligations.

Operational Highlights

Following the voluntary placement on hold of the sale and implanting of its Silimed-manufactured products, the Company instituted a retention program designed to maintain its high quality team of Plastic Surgery Consultants as the Company completes its comprehensive, independent review into the Suspension of Silimed’s CE certificate for all medical devices manufactured by Silimed, the Brazilian ANVISA action, Silimed’s Good Manufacturing Practices (GMP) and testing of Sientra’s own finished goods inventory.

Guidance

Given the previously disclosed events related to Silimed-manufactured products and the Company’s resulting actions to voluntarily place on hold the sale and implanting of Silimed-manufactured products, the Company is withdrawing its 2015 full year financial guidance.

Conference Call

Sientra will hold a conference call on Monday, November 16, 2015 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 55985029.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on November 16, 2015 at 4:30 p.m. PT/7:30 p.m. ET, through November 30, 2015 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 55985029.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the expected timing for provision of Sientra’s findings to the FDA, whether the Company will be able to resume the selling of current inventory on hand, and the length of time that Sientra’s current inventory supply will last, and such statements are subject to risks and uncertainties.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

The Ruth Group

Nick Laudico

(646) 536-7030

IR@Sientra.com

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Kelly Sullivan / Alyssa Cass

(212) 355-4449

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$9,929	$10,670	$36,569	$32,617
Cost of goods sold	2,933	2,832	10,107	8,287
Gross profit	6,996	7,838	26,462	24,330
Operating expenses:
Sales and marketing	6,282	4,711	20,087	16,574
Research and development	2,143	1,246	4,896	3,551
General and administrative	4,140	2,634	11,804	7,542
Total operating expenses	12,565	8,591	36,787	27,667
Loss from operations	(5,569)	(753)	(10,325)	(3,337)
Other (expense) income, net:
Interest income	12	—	19	—
Interest expense	(1,608)	(665)	(2,947)	(1,507)
Other income (expense), net	561	(34)	273	2,230
Total other (expense) income, net	(1,035)	(699)	(2,655)	723
Loss before income taxes	(6,604)	(1,452)	(12,980)	(2,614)
Income taxes	—	—	—	—
Net loss	$(6,604)	$(1,452)	$(12,980)	$(2,614)
Basic and diluted net loss per share attributable to common stockholders	$(0.43)	$(6.94)	$(0.86)	$(12.53)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	15,207,870	209,344	15,022,022	208,648

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:

Cash and cash equivalents	$148,939	$96,729
Accounts receivable, net	3,647	5,198
Inventories, net	20,670	20,174
Prepaid expenses and other current assets	1,596	1,782

Total current assets	174,852	123,883
Property and equipment, net	1,205	555
Goodwill	14,278	14,278
Other intangible assets, net	68	114
Other assets	225	248

Total assets	$190,628	$139,078

Liabilities and Stockholders’ Equity

Current liabilities:

Current portion of long-term debt	$25,138	$3,757
Accounts payable	2,905	2,589
Accrued and other current liabilities	7,043	5,772
Customer deposits	7,567	8,614

Total current liabilities	42,653	20,732

Long-term debt, net of current portion	—	21,671
Warranty reserve and other long-term liabilities	1,483	1,036

Total liabilities	44,136	43,439

Stockholders’ equity:

Total stockholders’ equity	146,492	95,639
Total liabilities and stockholders’ equity	$190,628	$139,078